                                                                  Execution Copy



                             VISIBLE GENETICS INC.

                        COMMON SHARES PURCHASE AGREEMENT


DECEMBER 14, 1999

TO EACH OF THE INVESTORS
WHO ARE SIGNATORIES HERETO

Ladies and Gentlemen:

Visible Genetics Inc., an Ontario corporation (the "Company"), hereby agrees with each of you as follows:

1.       Authorization of Sale of the Securities.

         The Company has, or before the Closing (as defined below) will have, authorized the sale and issuance of shares of its common shares, no par value (the "Common Stock"). The Common Stock sold hereunder shall be referred to herein as the "Shares."

2.       Agreement to Sell and Purchase the Shares.

         2.1 Sale of Shares. Subject to the terms of this Common Shares Purchase Agreement (this "Purchase Agreement"), at the Closing (as defined in
Section 3.1 hereof), the Company agrees to sell to each of the Investors who has executed a counterpart execution page to this Purchase Agreement (each, "Investor"), and each Investor agrees to purchase from the Company, the aggregate number of Shares set forth above such Investor's signature on the counterpart execution page hereof, at a purchase price of US$15 per Share, provided that the aggregate purchase price for the Shares sold to the Investors pursuant to this Agreement shall not be less than $15 million.

         2.2 Separate Agreement. Each Investor shall severally, and not jointly, be liable for only the purchase of the Shares that appears above such Investor's signature and that relates to such Investor. The Company's agreement with each of the Investors is a separate agreement, and the sale of Shares to each of the Investors is a separate sale. The obligations of each Investor hereunder are expressly not conditioned on the purchase by any or all of the other Shares such other Investors have agreed to purchase.

         2.3 Acceptance of Proposed Purchase of Shares. Each Investor understands and agrees that the Company, in its sole discretion, reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares. The Company shall have no obligation hereunder with respect to any Investors until the Company shall execute and deliver to such Investors an executed copy of this Purchase Agreement. If this Purchase Agreement is not executed and

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delivered by the Company or the offering is terminated, this Purchase Agreement shall be of no further force and effect.

3.       Closing and Delivery.

         3.1 Closing. The closing of the purchase and sale of the Shares pursuant to this Purchase Agreement (the "Closing") shall be held contemporaneously (the "Closing Date") with the satisfaction or waiver of all conditions to Closing set forth in Sections 6 and 7 hereof, at 10:00 a.m. (New York Time) at the offices of Baer Marks Upham LLP, located at 805 Third Avenue, New York, New York, or on such other date and place as may be agreed to by the Company and the Investors. Prior to the Closing, each Investors shall execute any related agreements or other documents required to be executed hereunder.

         3.2 Delivery of the Shares at the Closing. At the Closing, the Company shall deliver to each Investor stock certificates registered in the name of such Investor, or in such nominee name(s) as designated by such Investor, representing the Shares to be purchased by such Investor at the Closing as set forth in the Schedule of Investors against payment of the purchase price for such Shares by means of a wire transfer of same day funds to an account designated by the Company in a written notice to PaineWebber Incorporated. The name(s) in which the stock certificates are to be issued to each Investor are set forth in the Investor's counterpart execution page hereto, as completed by each Investor.

4.       Representations and Warranties of the Company.

         The Company represents and warrants to the Investors that:

         4.1   Corporate Organization

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. True and complete copies of the Company's Restated Articles of Incorporation and By-law No. 3 (collectively, the "Organizational Documents") have been filed by the Company with the United States Securities and Exchange Commission (the "SEC") and provided to the Investors.

               (b) The Company has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own, operate or lease its properties and to carry on its business as now conducted, except where the failure to have any such approval, license, permit or authorization would not reasonably be expected to have a material adverse effect on the business, properties, or financial condition of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has all requisite power and authority to execute and deliver this Purchase Agreement and the Registration Rights Agreement dated the date hereof between the Company and the Investors (the "Registration Rights Agreement" and with the Purchase Agreement, the "Transaction Documents") and to perform its obligations hereunder and thereunder.


               (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of, each jurisdiction in which the conduct of the Company's business or the nature of the properties owned or leased by the Company requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

         4.2   Subsidiaries

               (a) Schedule 4.2 sets forth; (i) the name of each subsidiary of the Company, other than subsidiaries that are dormant or that do not carry on business activities; (ii) the name of each corporation, partnership, joint venture or other entity (other than such subsidiaries) in which the Company or any of its subsidiaries has, or pursuant to any agreement has the right or obligation to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each of such corporations described in clauses (i) and (ii) above, (A) the jurisdiction of incorporation and (B) the capitalization thereof and the percentage of each class of voting capital stock owned by the Company or any of its subsidiaries.

               (b) Each subsidiary of the Company listed on Schedule 4.2 has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate power and authority to own and lease its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding equity or other participating interests of each subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, to the extent owned by the Company as indicated on Schedule 4.2, are owned free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or equity, except as set forth on Schedule 4.2.

               (c) For purposes of this Purchase Agreement, "subsidiary" shall mean any (i) Person (as hereinafter defined in Section 4.5) of which the Company (or other specified Person) shall own directly or indirectly through a subsidiary, a nominee arrangement or otherwise (A) at least a majority of the outstanding voting capital stock (or other outstanding voting shares of beneficial interest) or (B) at least a majority of the partnership, membership, joint venture or similar interests, or (ii) in which the Company (or other specified Person) is a general partner or joint venturer.

         4.3   Capitalization

               (a) The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock and an unlimited number of preferred shares, without par value ("Preferred Stock"). As of the close of business on the date one business day prior to the date hereof, 9,682,631 shares of Common Stock were issued and outstanding, (ii) 33,948 shares of Series A Convertible Preferred Stock were issued and outstanding, (iii) 3,208,680 shares of Common Stock were reserved for issuance under the Company's employee stock option plans listed on Schedule 4.3(a) in the amounts stated in such schedule, (iv) 5,207,739 shares of Common Stock were reserved for issuance under the Company's outstanding warrants and convertible securities, and (v) there were no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote.

               (b) All of the outstanding shares of Common Stock and Preferred Stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with all applicable United States federal and state and Canadian federal and provincial securities laws. Upon issuance, sale and delivery as contemplated by this Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares, free of all preemptive or similar rights.

               (c) Except for the rights which attach to the outstanding Series A Convertible Preferred Stock as described in the Restated Articles of Incorporation of the Company and the options which are listed on Schedule 4.3(a) and the warrants, options and convertible securities which are listed on
Schedule 4.3(c) hereto, on the Closing Date, there will be no shares of Common Stock, Preferred Stock or any other equity security of the Company issuable upon exercise, conversion or exchange of any security of the Company nor will there be any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock or any other equity security of the Company nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any outstanding shares of Common Stock. Except as set forth on Schedule 4.3(c), (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company, (ii) the Company has not agreed to register any of its securities under the Securities Act (other than pursuant to the Registration Rights Agreement) and (iii) there are no existing voting trusts or similar agreements to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries.

         4.4 Corporate Proceedings, etc. The Company has full corporate power to execute and deliver each Transaction Document, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents by the Company and each of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of the Transaction Documents by the Company and each of the transactions contemplated hereby and thereby, and upon such execution and delivery (assuming the Transaction Documents are executed and delivered by the other parties thereto), each of the Transaction Documents shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         4.5 Consents and Approvals. Except as set forth in Schedule 4.5, the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions

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contemplated hereby and thereby do not require the Company or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any individual, firm, corporation, partnership, limited liability company, trust or other entity (collectively, "Person") or public, governmental or judicial authority or agency (collectively, "Governmental Entity"), including, but not limited to, pursuant to the Competition Act (Canada) and the Investment Canada Act, as amended.

         4.6 Absence of Conflicts, etc. Except as set forth in Schedule 4.6, the execution and delivery by the Company of the Transaction Documents do not, and, the fulfillment of the terms hereof and thereof by the Company, and the issuance of the Shares, will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, the Organizational Documents, any material agreement to which the Company or its subsidiaries is a party, or any order, judgment, rule or regulation of any Governmental Entity having jurisdiction over the Company or any, of its subsidiaries or over their respective properties or businesses, except for such defaults that would not reasonably be expected to have a Material Adverse Effect.

         4.7   SEC Reports

               (a) The Company has filed with the SEC, among other reports (i) Annual Reports on Form 20-F for the fiscal years ended December 31, 1997 and 1998 as filed with the United States Securities and Exchange Commission (the "SEC"), (ii) all other documents filed with the SEC (pursuant to Section 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and the Canadian securities regulatory authorities since January 1, 1996 and (iii) all registration statements filed with the SEC since January 1, 1996, which are all the documents (other than preliminary material) that the Company filed or was required to file with the SEC or the Canadian securities regulatory authorities from that date through the date hereof (clauses (i) through (iii) being referred to herein collectively as the "SEC Reports"). Except to the extent they may have been subsequently amended or otherwise modified prior to the date hereof by subsequent reporting or filings, as of their respective dates, the SEC Reports (as the same may have been amended or otherwise modified) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such reports and registration statements. Except to the extent they may have been subsequently amended or otherwise modified prior to the date hereof by subsequent reporting or filings, as of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The audited consolidated financial statements as at and for the period ended December 31, 1998 of the Company included in the SEC Reports (the "1998 Financial Statements") comply as to form in all material respects with accounting requirements of the Securities Act or the Exchange Act, as applicable, and with the published rules and regulations of the SEC with respect thereto. The 1998 Financial Statements (i) have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended and (iii) are in all material respects in agreement with the books and records of the Company and its subsidiaries.

               (c) Except as otherwise disclosed in a Form 6-K filed by the Company on July 7, 1999, the unaudited interim financial statements of the Company as at and for all periods commencing on or after January 1, 1999 included in the SEC Reports comply as to form in all material respects with accounting requirements of the Securities Act or the Exchange Act, as applicable, and with the published rules and regulations of the SEC with respect thereto. Except as otherwise disclosed in a Form 6-K filed by the Company on July 7, 1999, the condensed financial statements included in the SEC Reports:
(i) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto); (ii) present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder; and (iii) are in all material respects in agreement with the books and records of the Company and its subsidiaries.

               (d) The Company and its subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of the Company and its subsidiaries are recorded in conformity with applicable accounting principles. No part of the Company's or any of its subsidiaries, accounting system or records, or access thereto, is under the control of a Person who is not an employee of the Company or such subsidiary.

               (e) The Company, along with its subsidiaries, had less than $25,000,000 of aggregate sales in the United States in the most recently completed fiscal year, and as of September 30, 1999 owned, either directly or indirectly, assets in the United States with an aggregate book value of less than $15,000,000.

         4.8 Absence of Certain Developments. Except as disclosed in the SEC Reports filed with the SEC on or prior to the date hereof or in Schedule 4.8, and except for the transactions contemplated by this Purchase Agreement, since December 31, 1998, (i) the Company and each of its subsidiaries has conducted its business only in the ordinary and usual course in accordance with past practice, and (ii) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had, or is reasonably likely in the future to have, individually or in the aggregate, a Material Adverse Effect.

         4.9   Compliance with Law

               (a) Neither the Company nor any of its subsidiaries is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except for violations which would not reasonably be expected to have a Material Adverse Effect, including without limitation laws or regulations relating to human therapeutic or diagnostic products or devices, the environment or to occupational health and safety and, except as set forth in
Schedule 4.9, no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations. Neither the Company nor any of its subsidiaries has received written notice of violation of any law, ordinance, governmental rule or regulation, which if violated, would reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best of the Company's knowledge, threatened nor has any Governmental Entity indicated an intention to conduct the same, except for an investigation or review conducted as a result of an application or other filing made by the Company.

               (b) Neither the Company or any of its subsidiaries nor, to the Company's knowledge, any of the officers, directors, employees, agents or other representatives of the Company or any of its subsidiaries or affiliates (as that term is defined in Rule 405 promulgated under the Securities Act ("Affiliates")), has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or
(ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except as permitted by applicable law and for personal political contributions not involving the direct or indirect use of funds of the Company or any of its subsidiaries.

               (c) The Company and its subsidiaries have all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses, except for those which if violated or not obtained would reasonably be expected (and except for any of the foregoing relating to Intellectual Property which are covered by the provisions of Section 4.18) to have a Material Adverse Effect. Neither the Company nor any subsidiary has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

         4.10 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any subsidiary or any of their respective properties, assets or businesses which, either alone or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated by the Transaction Documents. The Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Except as set forth in Schedule 4.10, neither the Company nor any subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity against it.

         4.11 Material Contracts. Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under, is in violation (or would be in violation with notice or lapse of time, or both) of, or has otherwise breached, any material indenture, note, credit agreement, loan document, lease, license or other agreement (unless such default has been waived), which default, alone or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect. All material agreements to which the Company or any of its subsidiaries is a party, reflecting all amendments thereto through the date of filing, have been filed by the Company with the SEC pursuant to the requirements of the Securities Act and the Exchange Act. Except as set forth in Schedule 4.11, each material agreement to which the Company or any of its subsidiaries is a party is in full force and effect and is binding upon the Company and, to the best of the Company's knowledge, is binding upon such other parties, in each case in accordance with its terms. There are no material unresolved disputes involving the Company or any of its subsidiaries under any material agreement.

         4.12  Absence of Undisclosed Liabilities. Except as disclosed on
Schedule 4.12 and except for indebtedness or liabilities that are reflected or reserved against in the most recent financial statements included in the SEC Reports, neither the Company nor any of its subsidiaries has any debt, obligation or liability of a kind required by GAAP to be reflected on a balance sheet (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due and whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, except current liabilities incurred and obligations under agreements entered into since December 31, 1998, each in the usual and ordinary course of business none of which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

         4.13  Labor Relations and Employment

               (a) Except as set forth in Schedule 4.13(a), (i) to the best of the Company's knowledge, there are no union claims to represent the employees of the Company or any of its subsidiaries; (ii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries; (iii) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor to the Company's knowledge does any question concerning representation exist concerning such employees; (iv) the Company and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, equal opportunity, collective bargaining and payment of social security or social insurance premiums, as applicable, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and are not engaged in any discriminatory employment practices or unfair labor practices under applicable law, ordinance or regulation; (v) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the best of the Company's knowledge, threatened before any state or foreign agency; (vi) neither the Company nor any of its subsidiaries has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress; and (vii) there are no complaints, lawsuits or other proceedings pending or, to the best of the Company's knowledge, threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except for any complaints, lawsuits or other proceedings which would not reasonably be expected to have a Material Adverse Effect.

               (b) Except as set forth in Schedule 4.13(b), the employment of all Persons and officers employed by the Company or any of its subsidiaries is terminable at will without any penalty or severance obligation of any kind on the part of the Company or such subsidiary. All sums due for employee compensation and benefits, including, without limitation, retiree benefits, and all vacation time owing to any employees of the Company or any of its subsidiaries have been duly and adequately accrued in all material respects on the accounting records of the Company and its subsidiaries in accordance with GAAP.

               (c) Except as set forth on Schedule 4.13(c), the Company and its subsidiaries have in force written confidentiality and non-disclosure agreements and patent/copyright/invention assignment agreements with, and requires as a condition of employment the execution of such agreements by, all of its technical research employees, all research consultants, all of its officers and such other members of its staff as in the regular course of their duties are reasonably likely to receive material confidential information regarding the Company, its Intellectual Property (as hereinafter defined) and its current and prospective business plans.

               (d) The Company is not aware that any of its officers or key employees or any officers or key employees of its subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Governmental Entity, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as currently conducted.

               (e) Except as set forth in Schedule 4.13(e), the Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing.

         4.14  Employee Benefit Plans.

               (a) With respect to Employee Benefit Plans (as hereinafter defined) of the Company and its subsidiaries: (i) the fair market value of the assets of each funded Employee Benefit Plan, if any, the liability of each insurer for any Employee Benefit Plan funded through insurance or any book reserve established for any other Employee Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Employee Benefit Plan according to the actuarial assumptions and valuations, if any, most recently used to determine employer contributions to and liabilities of such Employee Benefit Plan, and no transaction contemplated by this Purchase Agreement shall cause such assets or insurance obligations or any book reserve to be less than such benefit obligations; (ii) each Employee Benefit Plan has been maintained and administered, in all material respects, in accordance with its terms and with all applicable provisions of law (including rules and regulations thereunder); and
(iii) each Employee Benefit Plan which is required to be registered with any Governmental Entity has been registered and maintained in good standing with the appropriate Governmental Entity, except where the failure to be so registered or to maintain good standing would not reasonably be expected to have a Material Adverse Effect.

               (b) For purposes of this Purchase Agreement, "Employee Benefit Plan" shall mean all material employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentives pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company or any of its subsidiaries or to which the Company or any subsidiary is obligated to contribute thereunder for current or former employees of the Company or any subsidiary.

         4.15  Real Property

               (a) The Company and its subsidiaries do not own any real property in whole or in part.

               (b) Schedule 4.15 lists all real property leased by the Company or its subsidiaries as well as the commencement and expiration dates of all leases relating thereto (the "Leased Real Property"). The Company or one of its subsidiaries has a valid and existing lease or sublease for each property subsumed within the Leased Real Property. All leases covering any of the Leased Real Property are valid and enforceable by the Company or one of its subsidiaries, as the case may be, in accordance with their respective terms, are in full force and effect, except that the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors rights generally, and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and have not been modified, supplemented or terminated in any material respect except as set forth in Schedule 4.15, and there is not under any such lease any default by the Company or one of its subsidiaries or, to the best of the Company's knowledge, by any landlord or lessor under any such lease except for any such default which would not reasonably be expected to have a Material Adverse Effect. The facilities and real properties covered by the Leased Real Property constitute all of the facilities and real properties presently used by the Company or its subsidiaries.

         4.16 Condition of Properties. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its subsidiaries are in good operating condition and repair (normal wear and tear excepted), are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company's or such subsidiary's business and conform with all applicable ordinances, regulations and laws except where the failure to conform with the applicable ordinances, regulations or laws would not reasonably be expected to have a Material Adverse Effect.

         4.17  Environmental Matters.

               (a) The Company and its subsidiaries (i) are in compliance with all Environmental Laws; (ii) have obtained all necessary Environmental Permits, all of which are in full force and effect; and (iii) are in compliance with all terms and conditions of such Environmental Permits, except for any failure to comply or the absence of any such permit which would not reasonably be expected to have a Material Adverse Effect.

               (b) Neither the Company nor any of its subsidiaries has violated or done any act which would reasonably be expected to result in liability under, or have otherwise failed to act in a manner which would reasonably be expected to expose any of them to liability under, any Environmental Law except for any liability that would not reasonably be expected to have a Material Adverse Effect. No event has occurred which, upon the passage of time, the giving of notice, or failure to act would reasonably be expected to give rise to liability to the Company or any of its subsidiaries under any Environmental Law except for any liability that would not reasonably be expected to have a Material Adverse Effect.

               (c) No Hazardous Material has been released, spilled, discharged, dumped, or disposed of, by the Company, or otherwise come to be located in, at, beneath or near any of the Leased Real Property as a result of the Company's action including properties formerly owned, operated or otherwise controlled by the Company or any of its subsidiaries (i) in violation of any Environmental Law or (ii) in such manner as would reasonably be expected to result in environmental liability to the Company or any of its subsidiaries.

               (d) To the Company's knowledge, there have been and are no: (i) aboveground or underground storage tanks; (ii) surface impoundments for Hazardous Materials; (iii) wetlands as defined under any Environmental Law; or
(iv) asbestos or asbestos containing materials or polychlorinated biphenyl ("PCB") or PCB-containing equipment, located within any portion of the Leased Real Property.

               (e) No liens currently encumber any Leased Real Property in connection with any actual or alleged liability of the Company under any Environmental Law.

               (f) (i) Neither the Company nor any of its subsidiaries has received any written notice, claim, demand, suit or request for information from any Governmental Entity or private entity with respect to any liability or alleged liability under any Environmental Law, nor to the knowledge of the Company has any other entity whose liability, in whole or in part, may be attributed to the Company or any of its subsidiaries, received any such notice, claim, demand, suit or request for information; (ii) neither the Company nor any of its subsidiaries has ongoing negotiations with or agreements with any Governmental Entity or other Person or entity relating to any Remedial Action or other claim arising under or related to any Environmental Law.

               (g) Neither the Company nor any of its subsidiaries has disposed, or arranged for the disposal, of any Hazardous Materials at any facility that is or has ever been the subject of investigation or response action under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"), Resource Conservation and Recovery Act, 42 U.S. C. ss. 6901 et seq. ("RCRA"), or any state or Canadian law of similar effect.

               (h) The Company does not have in its possession any environmental studies and reports pertaining to any of the Leased Real Property.

         For purposes of this Purchase Agreement, the following terms shall have the following meanings:

         "Environmental Laws" shall mean any statute, regulation, ordinance, order, decree, treaty, agreement, compact, common law duty or other requirement of United States, Canadian or international law relating to protection of human health, safety or the environment (including, without limitation, ambient air, surface water, groundwater, wetlands, soil, surface and subsurface strata).

         "Environmental Permits" shall mean all permits, licenses, approvals, authorizations, consents or registrations required under any applicable Environmental Law.

         "Hazardous Materials" shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, hazardous wastes, radioactive materials, petroleum or petroleum products.

         "Remedial Action" shall mean any action required to: (i) clean up, remove or treat Hazardous Materials; (ii) prevent a release or threat of release of any Hazardous Material; (iii) perform pre-remedial studies, investigations or post-remedial monitoring and care; or (iv) cure a violation of Environmental Law

         4.18  Intellectual Property

               (a) Except as described in Schedule 4.18(a), the Company or one of its subsidiaries owns or has the valid right to use, free and clear of all liens and other encumbrances or claims of any nature, except for liens or other encumbrances that are not material, all of the Intellectual Property necessary for the conduct of the business of the Company or any of its subsidiaries, except where the failure to own or have the right to use any item of Intellectual Property would not reasonably be expected to have a Material Adverse Effect. Except as noted on Schedule 4.18(a), all Intellectual Property that is material to the Company, is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid.

               (b) Except as set forth on Schedule 4.18(b), there is no claim, suit, action or proceeding pending or, to the best of the Company's knowledge, threatened against the Company or one of its subsidiaries: (i) alleging any conflict or infringement with any third party's proprietary rights; or (ii) challenging the Company or one of its subsidiaries, ownership or use, or the validity or enforceability of any Intellectual Property; and to the Company's knowledge no listed application or registration/patent of the Company is the subject of any patent interference proceeding or similar proceeding. Except as set forth on Schedule 4.18(b), there is no claim, suit, action or proceeding pending or, to best of the Company's knowledge, threatened by the Company or one of its subsidiaries, alleging any third party's intellectual property rights conflict or infringe the Intellectual Property of the Company or one of its subsidiaries.

               (c) Any (i) material license, sublicense and other agreements in which the Company or one of its subsidiaries grant rights to any Person to use the Intellectual Property; (ii) material license, sublicense and other agreement in which any Person grants rights to the Company or one of its subsidiaries to use the Intellectual Property of such Person; or (iii) material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement relating to the Intellectual Property or the intellectual property of any third party to which the Company or one of its subsidiaries is a party, which is described by the Company in its Annual Report on Form 20-F for the year ended December 31, 1998 or in any subsequent filing made with the SEC, is correct in all material respects except as the same may have been supplemented or modified by a later filing with the SEC. Except as previously disclosed, neither the Company nor any of its subsidiaries is under any obligation to pay royalties or similar payments in connection with any license, nor will the Company or any of its subsidiaries be, as a result of the execution and delivery of the Transaction Documents or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property except for any such breach which would not reasonably be expected to have a Material Adverse Effect. As to each material license agreement to which the Company or one of its subsidiaries is a party, the Company or such subsidiary is current in the payment of all royalties due thereunder.

               (d) Except as set forth in Schedule 4.18(d), no former or present employee, officer or director of the Company or any of its subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

               (e) The Company or one of its subsidiaries owns or has the right to use all computer software, software systems and databases and all other information systems currently used in the business of the Company or any of its subsidiaries, including, without limitation, all computer software used in the business of the Company on personal computers by employees of the Company or any of its subsidiaries.

         For purposes of this Purchase Agreement, "Intellectual Property" shall mean all of the following, owned or used in the business of the Company or any of its subsidiaries: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof;
(iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction for the foregoing; (v) database rights; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) books and records describing or used in connection with any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

         4.19  Regulatory Matters

               (a) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") (each such product, a "Regulated Product") that is manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries, such Regulated Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar state and foreign laws and regulations, including but not limited to those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

               (b) To the Company's knowledge, there are no rule making or similar proceedings before the FDA or comparable federal, Canadian, state, provincial, local or foreign government bodies which involve or, to the Company's actual knowledge, affect the Company or any of its subsidiaries which, if the subject of an action unfavorable to the Company or any of its subsidiaries, would have a Material Adverse Effect.

               (c) The description of the results of tests or evaluations contained in the Company's Investigational Device Exemption submission, dated November 11, 1998 (the "IDE"), are accurate and complete in all material respects, and the Company has no knowledge-of any other tests or evaluations, the results of which reasonably call into question the results described or referred to in the IDE. Except as set forth on Schedule 4.19, neither the Company nor any of its subsidiaries has received any written notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any tests or evaluations conducted on behalf of the Company or any of its subsidiaries.

         4.20 Year 2000. Except as set forth in Schedule 4.20, in the SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company's computer software, hardware, firmware and other similar or related items of automated, computerized and/or software system(s) that are relied on by, or sold or provided with equipment or materials sold or provided by, the Company or its subsidiaries in the conduct of their respective businesses, (A) will not malfunction prior to, on, or after January 1, 2000 as a consequence of the change of century or millennium associated with that date, and (B) are, as applicable, able to process dates and calculate spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly recognizing all valid dates, including September 9, 1999 and January 1, 2001, (ii) properly recognizing leap years, including recognizing year 2000 as a leap year with 366 days and February 29, 2000 as a leap year day, and (iii) properly interfacing with the same or other systems, where designed to have the capacity to interface, so as to preserve proper processing of date information, including by automatic conversion of date information into and from a four digit and two digit date format as appropriate, provided, however, that (a) the representations and warranties contained in this Section 4.20 shall only apply if the software, firmware or hardware is used in accordance with the documentation therefor, and all other products used in combination with such software, firmware or hardware properly exchange date data with the software, firmware or hardware and (b) to the extent that any of the representations and warranties contained in this Section 4.20 are made by the Company with respect to computer software, hardware, firmware and other similar or related items of automated, computerized and/or software systems that are manufactured, assembled or provided by parties other than the Company or its subsidiaries, the representations and warranties provided by the Company are provided to the best of the Company's knowledge.

         4.21 Tax Matters. Except as set forth on Schedule 4.21, there are no United States or Canadian federal, state, provincial, county, municipal or local taxes or comparable foreign taxes due and payable by the Company or any of its subsidiaries which have not been paid. The provisions for taxes on the consolidated balance sheet of the Company for the year ended December 31, 1998 are sufficient for the payment of all accrued and unpaid United States and Canadian federal, state, provincial, county, municipal and local taxes or comparable foreign taxes of the Company and its subsidiaries whether or not assessed or disputed as of the date of such balance sheet. The Company and each of its subsidiaries has duly filed all United States and Canadian federal, state, provincial, county, municipal and local or comparable foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Except as set forth on Schedule 4.21, neither the Company nor any of its subsidiaries has been subject to a tax audit of any kind, whether in Canada, the United States or other jurisdiction in which such entity conducts business.

         4.22 Insurance. The Company and its subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Company and its subsidiaries. Schedule 4.22 sets forth a complete and accurate list of the insurance policies of the Company and its subsidiaries as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No written notice of any termination or threatened termination of any of such policies has been received by the Company or any of its subsidiaries and such policies are in full force and effect.

         4.23 Transactions with Related Parties. Except as set forth in the Company's Annual Report on Form 20-F for its fiscal year ended December 31, 1998 or in Schedule 4.23, neither the Company nor any subsidiary is a party to any agreement with any of the Company's directors, officers or shareholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property other than automobiles (either to or from such Person), (ii) licenses real or personal property or Intellectual Property (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person, or (v) has borrowed money from or lent money to such Person. Except as set forth in Schedule 4.23, to the best of the Company's knowledge, there exist no agreements among shareholders of the Company, except as contemplated by the Transaction Documents, to act in concert with respect to their voting or holding of Company securities.

         4.24 Interest in Competitors. Neither the Company, nor any or its subsidiaries, nor any of their respective officers nor, to the best of the Company's knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company and its subsidiaries that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently conducted by the Company or any of its subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

         4.25 Private Offering. Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire, any of the same from, anyone so as to bring the issuance and sale of the Shares within the provisions of Section 5 of the Securities Act. Based upon the representations of the Investors set forth in Section 4, the offer, issuance and sale of the Shares, are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and are qualified for distribution or are exempt from such requirements for qualification under applicable Canadian federal and provincial securities laws.

         4.26 Material Facts. This Agreement and the other Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

5.       Representations, Warranties and Covenants of the Investors.

         5.1 Investment Representations. Each Investor, severally and not jointly, represents and warrants to and covenants with the Company that:

               (a) Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information Investors deems relevant (including the SEC Reports) in making an informed decision to purchase the Shares.

               (b) Investor is purchasing the Shares in the ordinary course of its business for its own account for investment only and with no present intention of distributing the Shares or any arrangement or understanding with any other persons regarding the distribution of the Shares (except for transfers to "affiliates," meaning, for purposes of this Section 5.1(b), with respect to an Investors, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such Investors).

               (c) Investor shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable Blue Sky laws, and the rules and regulations promulgated thereunder, and any applicable Canadian laws, rules or regulations.

               (d) Investor has completed or caused to be completed the information requested on the Investors' counterpart execution page and the Registration Questionnaire, attached as Appendix I to the Registration Rights Agreement for use in preparation of the Registration Statement, and the answers thereto are true and correct in all material respects as of the date hereof and will be true and correct, in all material respects, as of the effective date of the Registration Statement (provided that Investors shall be entitled to update such information by providing notice thereof to the Company prior to the effective date of such Registration Statement).

               (e) Investor has, in connection with its decision to purchase the Shares, relied with respect to the Company and its affairs solely upon the SEC Reports and the representations and warranties of the Company contained herein.

               (f) Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

               (g) Investor has full right, power, authority and capacity to enter into this Purchase Agreement and the Registration Rights Agreement and to perform the transactions contemplated hereby and thereby. This Purchase Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Investor. Assuming due authorization, execution and delivery by each of the other parties hereto and thereto, this Purchase Agreement and the Registration Rights Agreement are valid and binding obligations of Investor, enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles

         5.2 Ability to Bear Risk. Investor is able to bear the economic risk of holding the Shares for an indefinite period, including the loss of Investors' entire investment. The Shares were not offered or sold to Investors by any form of general solicitation or advertising.

         5.3 Independent Advice. Investor understands that nothing in the SEC Reports, this Purchase Agreement, the Registration Rights Agreement or any other materials presented to Investors in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice and that no independent legal counsel retained by the Company has reviewed these documents and materials on Investor's behalf. Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

         5.4   No Transferability. Investor understands that: (a) subject to
Section 5.1(b), the Shares shall not be transferable in the absence of registration under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Purchase Agreement; (b) the Company shall provide stop transfer instructions to its transfer agent with respect to the Shares in order to enforce the restrictions contained in this Section 5.4; and (c) each certificate representing Shares shall be in the name of Investor and shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY JURISDICTION, AND MAY ONLY BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF BY AN INVESTOR IF SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS, UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS ARE AVAILABLE."

The legend contained in this Section 5.4 may be removed from a stock certificate immediately upon receipt by the Company's transfer agent of a certificate substantially in the form of Exhibit A attached hereto, if being sold pursuant to the Registration Statement if then effective, and such other documentation as the Company's transfer agent may routinely require, including, but not limited to, an opinion of counsel. Notwithstanding the foregoing, such Shares must be held in certificated form until all restrictive legends required by applicable law may be removed in accordance with applicable law.

6.       Conditions to Company's Obligations at the Closing.

         The Company's obligations to complete the sale and issuance of the Shares and to deliver Shares to each Investor, individually, as set forth in the Schedule of Investors shall be subject to the following conditions (to the extent not waived by the Company):

         6.1 Payment for Shares. Each Investor shall have paid to the Company the purchase price for the Shares purchased by it.

         6.2 Representations and Warranties Correct. The representations and warranties made by such Investors in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing.

         6.3 Minimum Sale. The aggregate purchase price for the Shares sold to Investors pursuant to this Agreement shall not be less than $15 million.

7.       Conditions to Investors' Obligations at the Closing.

         Each Investor's obligation to accept delivery of the Shares and to pay for the Shares shall be subject to the following conditions (to the extent not waived by such Investors):

         7.1 Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement.

         7.2 Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 shall be true and correct as of the Closing.

         7.3 Covenants Performed. The Company shall have performed and complied in all material respects with all of its obligations under this Purchase Agreement which are to be performed or complied with on or prior to the Closing.

         7.4   Legal Opinions.

               (a) Investors shall have received from Baer Marks & Upham LLP, counsel to the Company, an opinion letter addressed to the Investors, dated as of the date of the Closing, in a form acceptable to PaineWebber Incorporated (the "Placement Agent"), the Investors and their respective counsel, subject to customary assumptions and qualifications.

               (b) Investors shall have received from Goldman, Spring, Schwartz & Kichler, counsel to the Company, an opinion letter addressed to the Investors, dated as of the date of the Closing, in a form acceptable to the Placement Agent and the Investors and their respective counsel, subject to customary assumptions and qualifications.

               (c) Investors shall have received from Hyman, Phelps & McNamara, P.C., counsel to the Company, an opinion letter addressed to the Investors, dated as of the date of the Closing, in a form acceptable to the Placement Agent and the Investors and their respective counsel, subject to customary assumptions and qualifications.

               (d) Investors shall have received from Oppedahl & Larson, counsel to the Company, an opinion letter relating to intellectual property matters addressed to the Investors, dated as of the date of the Closing, in a form acceptable to the Placement Agent and the Investors and their respective counsel, subject to customary assumptions and qualifications.

         7.5 Minimum Sale. The aggregate purchase price for the Shares sold to the Investors pursuant to this Agreement shall not be less than $15 million.

8.       Miscellaneous.

         8.1 Waivers and Amendments. Neither this Purchase Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and holders of at least a majority of the Shares, or, in the case of non-material or ministerial amendments, upon the written consent of the Company and the Placement Agent.

         8.2 Headings. The headings of the various sections of this Purchase Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Purchase Agreement.

         8.3 Broker's Fee. The Company and each Investor (severally and not jointly) hereby represent that, except for amounts to be paid by the Company to the Placement Agent and certain other financial advisers as set forth in the Company's engagement letter with the Placement Agent, there are no brokers or finders entitled to compensation in connection with the sale of the Shares, and shall indemnify each other for any such fees for which they are responsible.

         8.4 Severability. In case any provision contained in this Purchase Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         8.5 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) upon receipt when sent by first-class registered or certified mail, return receipt requested, postage prepaid, or (d) upon receipt after deposit with a nationally recognized overnight express courier, postage prepaid, specifying next day delivery with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth below or at such other address as such party may designate by ten (10) days advance written notice to the Company. All communications shall be addressed as follows:

               (a) if to the Company, to:

                           Visible Genetics Inc.
                           700 Bay Street, Suite 1000
                           Toronto, Ontario
                           M5G 1Z6
                           Telephone: (416) 813-3242
                           Facsimile: (416) 813-3250
                           Attention: Chief Executive Officer

                   with a copy so mailed to:

                           Baer Marks & Upham LLP
                           805 Third Avenue
                           New York, New York 10022
                           Telephone: (212) 702-5700
                           Facsimile: (212) 702-5941
                           Attention: Steven S. Pretsfelder
                   and to:

                           Goldman, Spring, Schwartz & Kichler
                           Suite 700
                           40 Sheppard Avenue West
                           Toronto, Ontario
                           M2N 6K9
                           Attention: Samuel Schwartz

               (b) if to the Investors, at the address as set forth on the Counterpart Execution Page of this Purchase Agreement.

         8.6 Governing Law; Exclusive Jurisdiction. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and performed entirely in New York by New York residents, without regard to conflicts of law principles. The parties hereto (a) agree that any suit, action or other proceeding arising out of this Agreement shall be brought only in the courts of the State of New York or the courts of the United States located within the State of New York, in each case in the County of New York, (b) consent and submit to the exclusive jurisdiction of each such court in any such suit, action or proceeding and (c) waive any objection which they, or any of them, may have to personal jurisdiction or the laying of venue of any such suit, action or proceeding in any of such courts, and agree not to seek to change venue.

         8.7 Counterparts. This Purchase Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

         8.8 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Purchase Agreement, all covenants, agreements, representations and warranties made by the Company and each Investors herein and in the certificates for the securities delivered pursuant hereto shall survive the execution of this Purchase Agreement, the delivery to the Investors of the Shares and the payment therefor until the expiration of the Registration Period as defined in the Registration Rights Agreement.

         8.9 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Neither the terms "successors" nor "assigns" as used herein shall include any Person who purchases Shares from any Investor after the Closing and is not an affiliate of an Investor.

         8.10 Entire Agreement. This Purchase Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         8.11 Payment of Fees and Expenses. Each of the Company and the Investors shall bear its own expenses and legal fees incurred on its behalf with respect to this Purchase

Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby; provided, however, that the Company shall (i) pay the costs of one legal counsel for all Investors up to a maximum of $25,000; (ii) bear the costs in connection with the Registration Statement (pursuant to the Registration Rights Agreement) and (iii) reimburse the Placement Agent for certain fees and expenses incurred by the Placement Agent in connection with the transactions contemplated hereby, as set forth in the engagement letter with the Placement Agent. If any action at law or in equity is necessary to enforce or interpret the terms of this Purchase Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         8.12 Confidentiality. Each Investor acknowledges and agrees that any information or data it has acquired or hereafter shall acquire pursuant to this Agreement or the Registration Rights Agreement from the Company was received and shall be received by such Investor in confidence except any such information or data which at the time of disclosure was in the public domain or was readily available through public sources other than as a result of any breach of the terms hereof or the Registration Rights Agreement or was known to the Investor prior to receipt from the Company or was obtained from a third party not in violation of any confidentiality, non-disclosure or similar obligations of such third party or the Investor (the "Confidential Information"). Except to the extent authorized by the Company and required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority, each Investor agrees that it will refrain from disclosing any such Confidential Information to any Person other than to any agent, attorneys, accountants, employees, officers and directors of Investor (collectively, "agents") who need to know such information in connection with Investor's purchase of the Shares, and who agree to be bound by the confidentiality provisions of this Purchase Agreement. In the event that Investor or its agents are required by federal or state or other law, rule or regulation or any decision or order of any court or regulatory authority to release such information or data, it shall give the Company sufficient prior notice so that the Company may seek a stay or other release or waiver from disclosing such information. Each Investor agrees not to use to the detriment of the Company or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information of the Company.



         8.13 Knowledge. The phrases "knowledge," "to the Company's knowledge," "to the Company's best knowledge," "of which the Company is aware" and similar language as used herein shall mean the actual knowledge and current awareness, or knowledge which a reasonable person would have acquired following a reasonable investigation, of Richard T. Daley or Kingsley Thomas.

                [The rest of this page intentionally left blank]

         If this Purchase Agreement is satisfactory to you, please so indicate by signing the acceptance on a counterpart execution page to this Purchase Agreement and return such counterpart to the Company whereupon this Purchase Agreement will become binding between us in accordance with its terms.

                                 Visible Genetics Inc.
                                 an Ontario corporation



                                 By:____________________________________
                                 Name: Richard T. Daly
                                 Title: President and Chief Executive Officer

                        Common Shares Purchase Agreement
                           Counterpart Execution Page

By signing below, the undersigned agrees to the terms of the Visible Genetics Inc. Common Shares Purchase Agreement and to purchase the number of Shares set forth below.

                                 Number of Shares being purchased:

                                 ______________________________________



                                 INVESTORS:

                                 ______________________________________

                                 By:___________________________________
                                    Name:
                                    Title:


                                    Address:___________________________
                                            ___________________________
                                            ___________________________


                                    Facsimile:_________________________



Please complete the following:

1. The exact name that your                   _________________________
   Shares are to be registered in
   (this is the name that will
   appear on your Shares
   certificate(s)). You may use a
   nominee name if appropriate:
2. The relationship between the               _________________________
   Investors of the Shares and
   the Registered Holder listed
   in response to item 1 above:
3. The mailing address and                    _________________________
   facsimile number of the
   Registered Holder listed in                _________________________
   response to item 1 above (if
   different from above):                     Fascimile:_______________

                                              _________________________

4. (For United States Investors:)
   The Social Security Number or
   Tax Identification Number of
   the Registered Holder listed
   in the response to item 1
   above:

                                                                       Exhibit A
                                                                       ---------

                              VISIBLE GENETICS INC.
                 INVESTORS' CERTIFICATE OF RESALE OF THE SHARES

The undersigned, an officer of, or other person duly authorized by

____________________________________________________ hereby certifies that
[fill in official name of individual of institution]

he/she [said institution] is the Investors of the Shares evidenced by the attached stock certificate(s) and as such, sold such Shares on _________ in
                                                                 [date]
accordance with registration statement number ______________ and the requirement
                                  [fill in the number of or otherwise
                                    identify registration statement]

of delivering a current prospectus of the Company has been complied with in connection with such sale.


Print or Type:

Name of Investors (Individual or               _________________________________
Institution):

Name of Individual representing Investors      _________________________________
(if an Institution):

Title of Individual representing Investors     _________________________________
(if an Institution):

Signature by:

Individual Investors or Individual
representing Investors:                        _________________________________